Exhibit (a)(3)

DREYFUS INSTITUTIONAL LIQUIDITY FUNDS

CERTIFICATE OF DESIGNATION

The undersigned certifies that at a meeting duly called and held on August 13-14, 2025, at which a quorum was present and acting throughout, the Board of Trustees of Dreyfus Institutional Liquidity Funds (the "Trust"), pursuant to Article III of the Declaration of Trust of the Trust, authorized and established the following new series of the Trust and designated an unlimited number of shares of beneficial interest, par value $.001 per share, thereof:

Name of New Series

BNY Dreyfus Stablecoin Reserves Fund

The undersigned further certifies that the Board of Trustees of the Trust previously duly authorized and established the following series of the Trust and designated an unlimited number of shares of beneficial interest, par value $.001 per share, thereof:

Name of Existing Series

Dreyfus Treasury and Agency Liquidity Money Market Fund

The undersigned has duly executed this Certificate of Designation this 15th day of August, 2025.

DREYFUS INSTITUTIONAL LIQUIDITY FUNDS

By: /s/ Jeff Prusnofsky
Name: Jeff Prusnofsky
Title: Vice President

STATE OF NEW YORK )
) ss:
COUNTY OF NEW YORK )

On this 15th day of August, 2025, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Sarah S. Kelleher
Notary Public